Exhibit 99.(10)

Consent of lndependent Registered Public Accounting Firm

To the Board of Directors of Jefferson National Life lnsurance Company and

Contract Owners of Jefferson National Life Annuity Account G:

We consent to the use of our report dated April 25, 2018, with respect to the financial statements of the sub-accounts that comprise the Jefferson National Life Annuity Account G, and the related notes (collectively, the financial statements), included herein and to the reference to our firm under the heading “lndependent Registered Public Accounting Firm” in the Statement of Additional lnformation on Form N-4 (File No. 333-124048).

Columbus, Ohio

April 25, 2018